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                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-15689 and No. 333-42534 for the Century Aluminum Company 1996 Stock Incentive Plan, Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan, Registration Statement No. 333-07239 for the Century Aluminum of West Virginia, Inc. Salaried Employee Defined Contribution Retirement Plan, and Registration Statement No. 333-28827 for the Century Aluminum of West Virginia, Inc. United Steelworkers of America Savings Plan on Forms S-8 of our reports dated February 4, 2002 appearing in this Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 25, 2002